Exhibit 2.1

SHARE EXCHANGE AGREEMENT

DATED AS OF MARCH 10, 2010

between

INTERNATIONAL CELLULAR ACCESSORIES

and

IMAGE METRICS LIMITED

This Share Exchange Agreement (the “Agreement”) is entered into as of March 10, 2010, between International Cellular Accessories, a Nevada corporation (“ICLA”), and Image Metrics Limited, a corporation organized under the laws of England and Wales (“Image Metrics”).

WITNESSETH

WHEREAS, ICLA desires to enter into a transaction pursuant to which it would issue to the shareholders of Image Metrics, upon the terms and conditions set forth herein, 11,851,637 shares of its common stock, par value $.001 per share (the “Shares”), at Closing (as defined in Section 2(a)), and reserve for future issuance 2,923,780 Shares and 224,583 Shares upon the exercise of outstanding stock options and warrants, respectively, of Image Metrics, in exchange for all of the issued and outstanding common shares and preferred shares of Image Metrics, concurrently with the issuance of such number of Shares as shall be required to be sold by ICLA to raise a minimum of $8,000,000 in equity financing for the combined entity, as contemplated by the Confidential Private Placement Memorandum dated January 26, 2010 (as amended or supplemented from time to time, the “Memorandum”);

NOW, THEREFORE, for the consideration herein stated and in further consideration of the premises and the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

1.           The Transaction.

(a)           Issue of Shares.  Subject to the terms and conditions herein contained, ICLA agrees to issue to the shareholders of Image Metrics the Shares, free and clear of any lien, encumbrance, equity or adverse claim, all of which upon the issuance thereof in accordance herewith, shall be fully paid and non-assessable.

(b)           ICLA Transactions.  On or prior to the Closing Date, ICLA shall enter into one or more transactions (collectively, “ICLA Transactions”) pursuant to which its existing obligations will either be terminated or assigned to third parties.

(c)           Offer to Image Metrics Shareholders.  In connection herewith, Image Metrics shall have caused to be mailed to each shareholder of record of Image Metrics the Recommended Offer by ICLA to acquire the entire issued share capital of Image Metrics (the “Offer”), in substantially the form attached hereto as Exhibit A, which shall have contained a letter from the Chief Executive Officer of Image Metrics, including the recommendation of the Board of Image Metrics to accept the Offer, and the Form of Acceptance.  Image Metrics confirms that it had received irrevocable undertakings to accept the Offer from Saffron Hill Ventures in respect of its entire beneficial shareholdings amounting to in excess of 65.5% of the shares of Image Metrics.

(d)           Change of Name.  ICLA acknowledges that a condition precedent to a closing of this Agreement is a change of its corporate name to Image Metrics, Inc.

2.           The Closing.

(a)           Time and Place of Closing.  The consummation of the transfer of the Shares shall occur at a closing (the “Closing”) to be held at the offices of Image Metrics’ U.S. counsel, or such other place, time and date as may be mutually agreed upon by ICLA and Image Metrics.  Such date is herein sometimes referred to as the “Closing Date.”

(b)           Action to be Taken.  Upon satisfaction of the conditions of Closing set forth in this Agreement, ICLA shall execute and deliver to Image Metrics duly executed stock certificates for the Shares, duly registered in the names of the shareholders of Image Metrics and dated as of the Closing Date.

3.           Representations and Warranties of ICLA.  ICLA represents and warrants to Image Metrics as follows:

(a)           Organization.  ICLA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business and in good standing in each jurisdiction where such qualification is required.  ICLA has all requisite corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted and to own properties.  ICLA has all requisite corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.

(b)           Authority.  The execution and delivery by ICLA of this Agreement, the performance of its obligations hereunder and the consummation by ICLA of the transactions contemplated or referenced hereby:

(i)           have been duly authorized by all necessary corporate action, do not contravene any provision of ICLA’s Articles of Incorporation or By-laws, and do not require ICLA to obtain any consents, approvals or authorizations which have not been obtained;

(ii)          do not violate any provision of any law, rule or regulation;

(iii)         do not and will not result in a breach or constitute a default under any material agreement to which ICLA is a party or by which any of its properties are bound, including, without limitation, any indenture, loan or credit agreement, lease, debt instrument or mortgage; and

(iv)           do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties owned by ICLA.

This Agreement has been duly executed and delivered by ICLA and constitutes the legal, valid and binding obligation of ICLA enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally.

(c)           No Default.  ICLA (i) is not in default under any law, rule or regulation, order, writ, judgment, injunction, decree, determination, award, indenture, loan or credit agreement, lease, debt instrument or mortgage or any other agreement of ICLA, (ii) is not aware of any fact, circumstance, condition or other state of affairs that, with the giving of notice or the lapse of time, will constitute such default, and (iii) will not be in any such default by virtue of the transactions contemplated hereby.

(d)           The Shares.

(i)           The Shares will have been duly and validly authorized by all necessary action on the part of ICLA as of the Closing Date.

(ii)          When issued and delivered pursuant to this Agreement, the Shares will be duly and validly issued, fully paid and non-assessable.

(iii)         The issuance, sale and delivery of the Shares are not subject to any pre-emptive right of stockholders of ICLA arising under law or the Articles of Incorporation or By-laws or any contractual right of first refusal or other right in favor of any person.

(e)           Authorized Capital.  The authorized capital stock of ICLA consists of 75,000,000 shares of Common Stock and [10,000,000] shares of unclassified Preferred Stock.  Except as set forth in the Annual Report on Form 10-K of ICLA for the year ended December 31, 2009, there are no existing options, warrants, contracts, calls, commitments, demands or other agreements of any character to which ICLA is a party relating to the authorized and issued or unissued capital stock of ICLA.  All of the Shares which are issued and outstanding are fully paid and non-assessable.  At no time has ICLA issued any capital stock not duly authorized on the date of issuance thereof.  All outstanding shares of ICLA’s Common Stock have been issued in compliance with all applicable federal and state securities laws.  On the Closing Date, ICLA will have a maximum of 4,000,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

(f)           Subsidiaries, Affiliates and Joint Ventures.  On the Closing Date, ICLA shall not own or control, directly or indirectly, any interest in, or any commitment to acquire any such interest in, any corporation, firm, partnership or organization and shall not be a party to any joint venture or similar affiliation.

(g)           Consents and Approvals.  The execution and delivery by ICLA of this Agreement, the performance by ICLA of its obligations hereunder and the consummation by ICLA of the transactions contemplated hereby do not require ICLA to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

(h)           Litigation.  There is no action, suit, claim, proceeding or investigation pending or to the best of the knowledge of the officers of ICLA, threatened against ICLA that could either individually or in the aggregate have a material adverse effect on assets of ICLA, or result in any change in the current equity ownership of ICLA.  There is no action, suit, proceeding or investigation of ICLA currently pending or that ICLA intends to initiate.

(i)           Intellectual Property.  ICLA does not own any licenses, patents (and applications therefor), patent disclosures, trademarks, service marks, trade names, copyrights (and applications therefor), inventions, discoveries, processes, know-how, scientific, technical, engineering and marketing data, formulae and techniques (collectively, the “Intellectual Property”).  ICLA is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service names, trade names, copyrights, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as conducted prior to the Closing, or otherwise.  ICLA has not received any claim or any written communications alleging that ICLA has violated or would violate any of the Intellectual Property of any other person or entity.

(j)           Agreements.  ICLA is not a party to, or in any way obligated under, nor is any property or asset of ICLA subject to, any contract, lease or other obligation, absolute or contingent.

(k)          Properties.  ICLA does not own or lease any properties or assets.

(l)           Licenses.  ICLA does not have any licenses and permits (federal, state, foreign and local).  Prior to the Closing, no violations have been communicated to ICLA in respect of any licenses or permits and no proceeding is pending or, to the knowledge of the officers of ICLA, threatened toward the revocation of any such licenses or permits.

(m)         Financial Statements.  ICLA will deliver to Image Metrics its audited balance sheets as of December 31, 2009 and 2008  and the related statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended (hereinafter collectively referred to as the “ICLA Financial Statements”).  The ICLA Financial Statements present fairly the financial position of ICLA, if any, as at the respective dates thereof and the related statements of operations, stockholders’ equity (deficiency) and cash flows for the years ended on such dates fairly present the results of operations, stockholders’ equity and accumulated deficit, and cash flows for the respective periods covered thereby.  The ICLA Financial Statements, including the schedules and notes thereto, were prepared in accordance with United States generally accepted accounting principles (“US GAAP”), consistently applied throughout the periods indicated.

When delivered, the books and records of ICLA will fairly reflect its assets, liabilities and operations.

Except as contemplated in this Agreement, since the respective dates of the ICLA Financial Statements, there has been no material adverse change in the financial condition or operations of ICLA nor has there been any event which has occurred on or prior to the date hereof which in any way has or which will have such a material adverse effect.

(n)           Guarantees.  ICLA is not a guarantor or indemnitor of any indebtedness of any other person, firm of corporation.

(o)           Accounting.  ICLA maintains and will continue to maintain a standard system of accounting established and administered in accordance with US GAAP.

(p)           Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the ICLA Financial Statements, ICLA did not have, as of the respective dates of the ICLA Financial Statements, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities or obligations on account of taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof.  Since the respective dates of the ICLA Financial Statements, ICLA has not incurred any liabilities or obligations outside the ordinary course of business.  ICLA does not know of any basis for the assertion against it of any debt, liability or obligation not fully reflected or reserved against in the ICLA Financial Statements.

(q)           Intercompany and Affiliate Transactions; Insider Interests.  There are no transactions, intercompany agreements or arrangements of any kind, direct or indirect, between ICLA and any director, officer, employee, stockholder or relative or affiliate thereof, including, without limitation, loans, guarantees or pledges to, by or for ICLA from, to, by or for any of such persons, that will be in effect on the Closing Date.

(r)           Taxes.  ICLA has:

(i)           filed or will file all tax returns required to be filed by any jurisdiction to which it is or has been subject;

(ii)          paid or will pay in full all taxes due and all taxes claimed to be due by each such jurisdiction, and any interest and penalties with respect thereto, subject to audit by the taxing authority of such jurisdiction;

(iii)         accrued or will accrue on its books all taxes for any period which are not yet due; and

(iv)         will make payments of the taxes required to be deducted and withheld from the wages paid to its employees.

All federal, state, county and local tax returns, schedules, declarations and other tax-related documents filed by ICLA correctly reflect income, expense, deductions, credits and loss carryovers of ICLA.  ICLA has not received any notice of deficiency or assessment or proposed deficiency or assessment from any federal, state, local or foreign taxing authority which has not been paid.  There are no agreements, consents or waivers by ICLA for the extension of the time for the assessment of any taxes or deficiencies against or with respect to its operations or assets, and no power of attorney granted by ICLA with respect to any matter relating to taxes is currently in force.

(s)           Insurance.  ICLA has no contracts of insurance in force on the Closing Date.

(t)           Employee Benefit Plans.  ICLA does not maintain or contribute to, and has not heretofore maintained or contributed to, any “employee benefit plan,” including, but not limited to, any option, bonus, percentage compensation, profit sharing, deferred compensation, retirement, pension or union plan, or any other agreement, policy or practice providing pension or welfare benefits to its current or former employees.

(u)          Compliance with Applicable Laws.  The operations of ICLA have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over ICLA, and its assets, properties and operations.  ICLA has not received notice of any violation of any such law, regulation, order or other legal requirements, or is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to ICLA or any of its assets, properties or operations.

(v)           No Material Adverse Change.  Except as contemplated by this Agreement, since December 31, 2009, there has been no change in the business, properties, assets, condition (financial or otherwise), liabilities or operations of ICLA, which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the business or financial condition of ICLA.  ICLA is not aware of any fact or facts which, individually or in the aggregate, is or are reasonably likely to have a material adverse effect on its business or financial condition.

(w)          Accuracy of Information.  None of the representations, warranties or statements of ICLA contained in this Agreement, or in the schedules or exhibits hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.  All information relating to ICLA which is known or would on reasonable inquiry be known to ICLA or to ICLA’s directors or officers and which may be material to a purchaser of the Shares has been disclosed in writing to Image Metrics and any such information arising on or before the Closing Date will forthwith be disclosed in writing to Image Metrics.

(x)           Securities Laws; Restricted Securities.  None of the Shares have been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws.  The Shares have not been registered under the Act and are characterized as “restricted securities” under the Act.  Therefore, they cannot be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available.  In this connection, Image Metrics and ICLA represent that they are familiar with Rule 144 promulgated under the Act and understand the resale limitations imposed thereby.

(y)           Quoted Shares.  ICLA’s Common Stock is quoted on the OTC Bulletin Board and neither ICLA nor any of its shareholders is aware of any reason why such stock may be delisted.

4.           Representations and Warranties of Image Metrics.  Image Metrics represents and warrants to ICLA as follows:

(a)           Image Metrics is a corporation duly organized, validly existing and in good standing under the laws of England and Wales and is duly qualified to do business and in good standing in each jurisdiction where such qualification is required.  Image Metrics has all requisite corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted and to own properties.  Image Metrics has all requisite corporate power and authority to execute, deliver and perform all of its obligations under this Agreement.

(b)           This Agreement has been duly executed and delivered by Image Metrics and constitutes the legal, valid and binding obligation of Image Metrics enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally.

(c)           No Default.  Image Metrics (i) is not in default under any law, rule or regulation, order, writ, judgment, injunction, decree, determination, award, indenture, loan or credit agreement, lease, debt instrument or mortgage or any other agreement of Image Metrics, (ii) is not aware of any fact, circumstance, condition or other state of affairs that, with the giving of notice or the lapse of time, will constitute such default, and (iii) will not be in any such default by virtue of the transactions contemplated hereby.

(d)           Authorized Capital.  The authorized capital stock of Image Metrics consists of Ordinary shares, A Ordinary shares, Preferred Ordinary shares and Series B Preferred Ordinary shares, of which 2,125,197, 300,607, 1,567,178 and 2,358,783 shares are issued and outstanding, respectively.  All of the Shares which are issued and outstanding are fully paid and non-assessable and validly issued.

(e)           Necessary Authorization and Approval.  Image Metrics has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  All acts and other proceedings required to be taken by or on the part of Image Metrics to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Image Metrics and constitutes the legal, valid and binding obligation of Image Metrics in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Image Metrics to obtain any consent, authorization, approval or registration under any law, rule or regulation, other than as contemplated hereby, or any judgment, order, writ, injunction or decree, which is binding on Image Metrics or the terms of any contract to which Image Metrics is a party.

(f)           Stock Legend.  Image Metrics and its shareholders understand that the certificates evidencing the Shares will bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

(g)           Access to Information.  Image Metrics has been given access to information regarding ICLA, including, in particular, the current financial condition of ICLA, and the risks associated therewith, and has utilized such access to its satisfaction for the purpose of obtaining information about ICLA.

(h)           Sophistication.  Image Metrics and its shareholders represent that they are sophisticated investors, and fully understand the transactions contemplated by this Agreement, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment in the Shares.

(i)           Private Placement Memorandum.  As to Image Metrics only, the Memorandum does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, except to the extent modified by the terms of this Agreement.

(j)           Image Metrics Financial Statements.  Image Metrics will deliver to ICLA its audited balance sheet and the related statements of operations, stockholders’ equity (deficiency) and cash flows for the 12 months ended September 30, 2009 and 2008, and unaudited interim financial statements for the three months ended December 31, 2009 (hereinafter collectively referred to as the “Image Metrics Financial Statements”).  The Image Metrics Financial Statements present fairly the consolidated financial position of Image Metrics and subsidiaries, if any, as at the respective dates thereof and the related statements of operations, stockholders’ equity (deficiency) and cash flows for the 12 months ended on such dates fairly present the results of operations, stockholders’ equity and accumulated deficit, and cash flows for the respective periods covered thereby.  The Image Metrics Financial Statements, including the schedules and notes thereto, were prepared in accordance with United States generally accepted accounting principles (“US GAAP”) consistently applied throughout the periods indicated, and that the audited financial statements shall comply with all requirements of the U.S. Securities and Exchange Commission and the certification requirements of the U.S. Public Company Accounting Oversight Board (PCAOB).

When delivered, the books and records of Image Metrics will fairly reflect its assets, liabilities and operations.

Except as contemplated in this Agreement, since the respective dates of the Financial Statements, there has been no material adverse change in the financial condition or operations of Image Metrics nor has there been any event which has occurred on or prior to the date hereof which in any way has or which will have such a material adverse effect.

5.           Delivery of Documentation by ICLA to Image Metrics.

ICLA has delivered or made available to Image Metrics the following documents relating to ICLA:

(a)           Charter Documents.  Copies of (i) its Articles of Incorporation, as amended to date, certified by the Secretary of State for the State of Nevada and (ii) the By-laws of ICLA, certified as true, correct and complete by an appropriate officer of ICLA.

(b)           Salaries and Employment Agreements.  Except as set forth herein and as of the Closing Date, ICLA will have no liabilities (i) to any current or former directors, officers, employees or agents of, or any consultant to, ICLA or (ii) under any defined benefit and defined contribution pension or retirement plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or leased employees, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, severance pay plan, arrangement or practice, change in control agreement, retention plan or agreement, retiree medical or life insurance benefits plan, each other employee benefit plan, program or arrangement.

(c)           Insurance.  As of the Closing Date, ICLA will have no insurance policies pertaining to the operations or business of Image Metrics currently in effect.

(d)           Other Assets.  A list of all items of machinery, equipment, furniture, fixtures and leasehold improvements having a cost per item in excess of $1,000 as recorded in the books of account and records of ICLA reflected in the ICLA Financial Statements, and all additions made thereafter having a cost per item in excess of $1,000.

(e)           Contracts.  A list, together with copies thereof if written or a description if oral, of each written or oral contract or agreement other than those described in one of the other schedules delivered pursuant hereto.

(f)           Bank Accounts and Powers of Attorney, etc.  A list of the name and address of each bank, together with the name and number of each account, in which ICLA has an account or safe-deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of any persons holding powers of attorney with respect to the business of ICLA and a summary of the terms thereof.

(g)           Loan Agreements; Liens.  A list, together with copies, of agreements, notes, instruments or other documents relating to indebtedness of or to ICLA (other than open accounts payable), or money borrowed, or money loaned, or issued by or to ICLA, including all mortgages, loan, credit, surety, guarantee, and lease-purchase arrangements or other financing agreements to which Image Metrics is a party; and (B) all conditional sales contracts, chattel mortgages and other security agreements or arrangements with respect to personal property used or owned by Image Metrics.

(h)           Litigation and Certain Other Matters.  A list, together with a summary, of all litigation, arbitration or administrative proceedings and governmental investigations pending or, to the knowledge of ICLA, threatened against ICLA or as to which ICLA is a party.

(i)           Certain Transactions.  A list and description, together with a copy of any agreement, of all transactions or any presently proposed transactions to which ICLA or any of its directors, officers or shareholders (or any relative or spouse of any director, officer or shareholder of ICLA) was or is to be a party.

(j)           Indemnification Agreements.  A list and copies of any indemnification agreements and insurance policies relating thereto to which officers and/or directors of ICLA, in their capacities as such, are parties.

(k)           Tax Returns.  Complete and correct copies of all federal, state and local income, franchise and other tax returns related to the operations of ICLA for each fiscal year since December 31, 2007, together with complete and correct copies of all reports of tax authorities relating to examinations of such returns.

(l)           Licenses, Permits, etc.  A list, together with copies, of all licenses, permits, certificates, approvals, authorizations and/or orders acquired by ICLA, including, without limitation, all licenses, permits, certificates approvals, authorizations and orders, required to be obtained from any federal, state or local government or governmental agency or authority relating to the business of ICLA.

(m)           Return of Documents.  In the event that the Closing shall not take place hereunder, Image Metrics agrees that it will return promptly to ICLA or cause to be destroyed all documents (including copies thereof) which shall have been furnished to Image Metrics, or any of its advisors or counsel in connection with the transactions contemplated by this Agreement and will hold in strict confidence and will not use or disclose to any third party any confidential information concerning ICLA obtained from such documents or otherwise in connection with the transactions contemplated hereby (except as may be required by law or regulations or unless and until such time as ICLA shall have advised Image Metrics that such information is not confidential).  In the event that Image Metrics elects to destroy such documents, it shall furnish certificates from appropriate authorized representatives of Image Metrics, its advisors or counsel to the effect that all such copies have been so destroyed.

6.           Conditions Precedent to the Closing.

(a)           Conditions Precedent to the Obligations of ICLA.  All obligations of ICLA under this Agreement with respect to the exchange of the Shares on the Closing Date are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent that ICLA may waive any one or more thereof:

(i)           The representations and warranties of Image Metrics contained in this Agreement (including the information contained in the schedules delivered pursuant to this Agreement) shall be true on and as of the Closing Date, with the same effect as if said representations and warranties had been made on and as of the Closing Date; Image Metrics shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; except as otherwise disclosed, since the respective dates of the Image Metrics Financial Statements, there shall have been no material adverse change in the business, operations, results of operations or condition (financial or otherwise) of Image Metrics.

(ii)          Image Metrics shall have obtained and delivered to ICLA (A) all necessary consents to the transactions contemplated by this Agreement, which consents shall be in form and substance reasonably satisfactory to counsel for ICLA and (B) an agreement or agreements in form and substance reasonably satisfactory to counsel for ICLA signed by or on behalf of all of the shareholders of Image Metrics under which all of such shareholders agree to transfer to ICLA all of the shares of Image Metrics held by them.

(iii)         On the Closing Date, (A) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel Image Metrics to dispose of or discontinue the business or a portion of the business of Image Metrics as a result of the consummation of any of the transactions contemplated hereby; and (B) there shall be no suit, action or other proceeding by any person pending before any court or governmental agency, or threatened to be filed or initiated, which, in the opinion of Image Metrics, is likely to result in the restraint or prohibition of the consummation of any transaction contemplated hereby or the obtaining of an amount in payment of damages from or other relief against any of the parties hereto or against any director or officer of Image Metrics or any of its affiliates, in connection with the consummation of any transaction contemplated hereby.

(iv)        All proceedings, corporate or otherwise, to be taken by Image Metrics in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to ICLA and Image Metrics shall have made available to counsel for ICLA all records and documents relating to the business and affairs of Image Metrics which such counsel may reasonably request in connection with its review as aforesaid.

(v)          Image Metrics shall have delivered to ICLA (a) a copy of Image Metrics’ Articles of Association, including all amendments thereto certified by the corporate secretary of Image Metrics as true and complete as of the Closing Date, (b) a certificate from an official from the Companies Registry of England and Wales to the effect that Image Metrics is in good standing as of a date no earlier than three days prior to the Closing Date, and (c) evidence reasonably satisfactory to counsel to ICLA as to the tax status of Image Metrics.

(vi)         The Board of Directors of Image Metrics shall have approved the consummation of the transactions contemplated by this Agreement.

(vii)        Image Metrics shall deliver to ICLA, or make available for review at a mutually acceptable location, copies of all of Image Metrics’ minute books, files, documents, papers, agreements, books of account and records pertaining to the business conducted by Image Metrics prior to the Closing Date.

(b)           Conditions Precedent to the Obligations of Image Metrics.  (i) All obligations of Image Metrics under this Agreement and of the shareholders of Image Metrics to transfer their Shares are subject to (A) the representations and warranties of ICLA contained in this Agreement being true on and as of the Closing Date with the same effect as if said representations and warranties had been made on and as of the Closing Date and (B) ICLA having performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(ii)          At Closing, ICLA shall have entered into one-year strategic advisory agreements with each of Verus International Group Ltd., Matrix Partners Ltd. and Saffron Hill Ventures.

7.           Non-Survival of Representations and Warranties.  The representations and warranties of the parties made in Sections 3 and 4 of this Agreement shall not survive beyond the Closing Date.  This Section 7 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

8.           Waiver or Modification of Agreement.  No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing signed by ICLA and Image Metrics; provided, however, that any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive or modify in writing any term or condition hereof for his or its benefit at any time on or prior to the Closing Date.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, and the Supreme Court of the State of New York in and for the County of New York or the United States District Court for the Southern District of New York shall be the exclusive venue for any dispute, action or proceeding arising from this Agreement.

10.         Finders, etc.  Image Metrics represents and warrants that no person acting on behalf of Image Metrics has made any commitment or done any other act which would create any liability of any other party to this Agreement or Image Metrics for any brokerage, finders or similar fee or commission in connection with the transactions contemplated by this Agreement.  ICLA represents and warrants that no person acting on its behalf has made any commitment or done any other act which would create any liability for any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

11.         Press Releases, etc.  Except as required by law, including regulations of the U.S.  Securities and Exchange Commission, neither ICLA nor Image Metrics shall issue any press release or other information to the media relating to this Agreement, without the prior written consent of the other party.

12.         Notices, etc.  All notices, requests, demands and other communications hereunder shall be given in writing (which includes facsimile and other wire transmission):

(a)           if to ICLA, to:

International Cellular Accessories
10 Warren Avenue
Spring Lake, New Jersey 07762
Attention: Mr. Clifford Chapman,
Chief Executive Officer
Tel.: (703) 622-6210
Fax:______________

(b)           if to Image Metrics, to:

Image Metrics Limited
1918 Main Street, 2nd Floor
Santa Monica, California 90405
Attention: Mr. Michael Starkenburg, Chief Executive Officer
Tel.: (310) 656-6565
Fax: (310) 656-6566

with copies to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166
Attention: Spencer G. Feldman, Esq.
Tel.: (212) 801-9200
Fax: (212) 801-6400

-and-

WilmerHale, LLP
Park Gate
25 Milton Park
Oxford OX14 4SH
United Kingdom
Attention: Jonathan Loake, Esq.
Tel.: +44(0) 20-7645-2535
Fax: +44(0) 20-7645-2424

(or to such other address as such person shall specify by notice hereunder), and shall be deemed to be effective when given in such manner, provided that any notice given other than in writing by registered or certified mail shall be confirmed in writing by registered or certified mail.

13.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.         Expenses of Parties.  Each of the parties hereto shall bear all expenses incurred by such party in connection with this Agreement including, without limitation, the fees of their respective counsel, financial advisors, accountants and finders, if any.

15.         Successors and Assigns.  The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the heirs, distributees, successors and permitted assigns of the parties hereto.

16.         Entire and Sole Agreement.  This Agreement, including the schedules and exhibits referred to herein, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.  None of the parties hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on or before the Closing Date in connection with this Agreement.  The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Closing Date they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

17.         Confidentiality.  Each party agrees and undertakes that prior to Closing it will keep confidential and will not use for its own purposes nor without the prior written consent of the other party disclose to any third party information of a confidential nature (including information of commercial value) which may become known to that party from the other party (“Confidential Information”) unless the information is public knowledge or already known to that party at the time of disclosure or subsequently becomes public knowledge other than by breach of this Agreement or subsequently comes lawfully into the possession of that party from a third party.

18.         Waiver.  The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies.  A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.  A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERNATIONAL CELLULAR ACCESSORIES

By:	/s/ Clifford Chapman
Clifford Chapman
Chief Executive Officer

IMAGE METRICS LIMITED

By:	/s/ Michael R. Starkenburg
Michael R. Starkenburg
President and Chief Executive Officer